MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

November 29, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Commissioners:

We have read the statements made by Surfect Holdings, Inc. (formerly “Windy Creek Developments, Inc.”) in section “changes in and Disagreements with Accounting and Financial Disclosure” included in Form SB-2 dated November 30, 2006 filed on November 30, 2006. We agree with the statements concerning our Firm in such Form SB-2. We are not in a position to agree or disagree with other statements of Surfect Holdings, Inc. (formerly “Windy Creek Developments, Inc.”) contained therein.

Very truly yours,

/s/ Moore & Associates, Chartered
Las Vegas, Nevada

2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NEVADA 89146 (702) 253-7511 Fax: (702)253-7501